Digital Power Corp. Announces Appointing New President and CEO

FREMONT, Calif., July 9, 2008, Digital Power Corporation (Amex: DPW - News) (herein “Digital Power”) today announced the appointment of Mr. Amos Kohn to serve as the Company’s President and CEO.

Mr. Kohn has been a director of the Company Board of Directors since 2003. Mr. Kohn is an executive level manager with more than 20 years experience in convergence technology development, business management, corporate operations and product marketing for diverse industries such as: Telco, Cable TV, Broadcast and Wireless markets.

Since 2003 Mr. Kohn has been the Managing Director of TechLead Corporation, a Professional Services and Consulting firm serving the Telco, Cable TV, Broadcast, OTT, CDN and Wireless industries. From 2006 to 2007 he served as Vice President of Business Development at Scopus Video Networks, Inc. a high-tech company located in Princeton, New Jersey that develops, markets and supports digital video networking products. From 2003 to 2006 Mr. Kohn was Senior Vice President of Solutions Engineering at ICTV Inc., a high-tech company located in Los Gatos, California, a leading provider of network-based streaming media solutions that combine compressed digital video streaming and web-driven programming to be used by operators such as: IPTV, Cable TV and Wireless networks. From 2000 to 2003, Mr. Kohn was the Chief Architect of Liberate Technologies, a software company specializing in telecommunications technologies of advanced media processing located in San Carlos, California. From 1989 to 2000, Mr. Kohn was a Senior Vice President of Engineering & Technology of Golden Channel, the largest Cable TV Multiple-Systems Operator (MSO) in Israel and held executive responsibility to develop and implement from the ground-up the entire nationwide cable TV system. Mr. Kohn holds a degree in Electrical and Electronics Engineering and is named as an inventor of several US and International patents. Mr. Kohn is a member at the DVS Standard Committee of the Society of Cable and Telecommunication Engineering.
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Regarding the appointment of Mr. Kohn, Mr. Diamant, Chairman of the Board of Digital Power, stated, “We are very fortunate to have recruited someone of Mr. Kohn’s management skills and expertise to take over as President and CEO of the Company. His service as a Director of the company Board of Directors for the past five years will assist in his transition to the CEO role. I have known Amos for 25 years and am very pleased to have him on board and confident in his ability to establish and execute a new strategic growth agenda for the Company.”

Mr. Kohn said: “I accepted the offer to manage Digital Power Corporation because of the great challenge of growing this organization to be a leader as a power solutions organization supporting multiple industries”. Mr. Kohn continued: “My goal is to develop a world-class solution-driven organization unsurpassed in designing and manufacturing cutting-edge power supplies for the Defense/COTS, Medical, Industrial and Datacom Markets”.

Digital Power designs, develops, manufactures, markets and sells advanced switching Power Supply solutions to military applications, medical industry, telecommunications, data communications, test and measurement equipment, industrial/automation and instrumentation manufacturers. Digital Power's headquarters are located at 41324 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.